UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-07851			November 27, 2023

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Fund Allocator Series

Franklin Conservative Allocation Fund

Franklin Corefolio Allocation Fund

Franklin Global Allocation Fund

Franklin Growth Allocation Fund

Franklin LifeSmart Retirement Income Fund

Franklin LifeSmart 2020 Retirement Target Fund

Franklin LifeSmart 2025 Retirement Target Fund

Franklin LifeSmart 2030 Retirement Target Fund

Franklin LifeSmart 2035 Retirement Target Fund

Franklin LifeSmart 2040 Retirement Target Fund

Franklin LifeSmart 2045 Retirement Target Fund

Franklin LifeSmart 2050 Retirement Target Fund

Franklin LifeSmart 2055 Retirement Target Fund

Franklin LifeSmart 2060 Retirement Target Fund

Franklin Moderate Allocation Fund

Franklin U.S. Core Equity (IU) Fund

Franklin Emerging Market Core Equity (IU) Fund

Franklin International Core Equity (IU) Fund

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Growth Fund, Inc.
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of January 31, 2023. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2023, and with respect to agreement of security purchases and sales, for the period from December 1, 2022 (see Attachment A for details) through January 31, 2023:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 133 security purchases and 142 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2023 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

November 27, 2023

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Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	December 1, 2022 – January 31, 2023
Templeton Global Balanced Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series EM [a]	December 1, 2022 – January 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Opportunities Fund a	December 1, 2022 – January 31, 2023
Franklin Natural Resources Fund a	December 1, 2022 – January 31, 2023
Franklin Small Cap Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Small-Mid Cap Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Income Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series E a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series I a	December 1, 2022 – January 31, 2023
Franklin High Income Trust:
Franklin High Income Fund a	December 1, 2022 – January 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolio a	December 1, 2022 – January 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	December 1, 2022 – January 31, 2023
Franklin International Growth Fund a	December 1, 2022 – January 31, 2023
Franklin U.S. Government Money Fund a	December 1, 2022 – January 31, 2023
Franklin Gold and Precious Metals Fund a	December 1, 2022 – January 31, 2023
Franklin Universal Trust a	December 1, 2022 – January 31, 2023
Templeton China World Fund a	December 1, 2022 – January 31, 2023
Templeton Emerging Markets Fund a	December 1, 2022 – January 31, 2023
Templeton Emerging Markets Income Fund a	December 1, 2022 – January 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	December 1, 2022 – January 31, 2023

3

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Templeton Global Income Fund a	December 1, 2022 – January 31, 2023
Templeton Growth Fund, Inc. a	December 1, 2022 – January 31, 2023
Templeton Income Trust:
Templeton Sustainable Emerging Markets Bond Fund a	December 1, 2022 – January 31, 2023
Templeton Global Bond Fund a	December 1, 2022 – January 31, 2023
Templeton Global Total Return Fund a	December 1, 2022 – January 31, 2023
Templeton International Bond Fund a	December 1, 2022 – January 31, 2023
Franklin Custodian Funds:
Franklin DynaTech Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Income Fund a	December 1, 2022 – January 31, 2023
Franklin U.S. Government Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Utilities Fund a	December 1, 2022 – January 31, 2023
Franklin Focused Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Mortgage Portfolio a	December 1, 2022 – January 31, 2023
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Convertible Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Equity Income Fund a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Daily Access Fund a	December 1, 2022 – January 31, 2023
Franklin Low Duration Total Return Fund a	December 1, 2022 – January 31, 2023
Franklin Managed Income Fund a	December 1, 2022 – January 31, 2023
Franklin Total Return Fund a	December 1, 2022 – January 31, 2023
Templeton Developing Markets Trust a	December 1, 2022 – January 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Corefolio Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Emerging Market Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin Global Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin International Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart Retirement Income Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2020 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2025 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2030 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2035 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2040 Retirement Target Fund a	December 1, 2022 – January 31, 2023

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Franklin LifeSmart 2045 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2050 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2055 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2060 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin Moderate Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin U.S. Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	December 1, 2022 – January 31, 2023
Franklin DynaTech VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Income VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Rising Dividends VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Small Cap Value VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Small-Mid Cap Growth VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Income VIP Fund a	December 1, 2022 – January 31, 2023
Franklin VolSmart Allocation VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Developing Markets VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Foreign VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Global Bond VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Dragon Fund, Inc. a	December 1, 2022 – January 31, 2023
Templeton Institutional Funds:
International Equity Series a	December 1, 2022 – January 31, 2023
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Master Series a	December 1, 2022 – January 31, 2023
Franklin Limited Duration Income Trust a	December 1, 2022 – January 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton ETF Trust:
Franklin LibertyQ Global Equity a	December 1, 2022 – January 31, 2023
Franklin Liberty Ultra Short Bond ETF a	December 1, 2022 – January 31, 2023
Franklin Liberty U.S. Treasury Bond ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE China ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Europe Hedged ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Japan ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Japan Hedged ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE United Kingdom ETF a	December 1, 2022 – January 31, 2023
Franklin U.S. Core Bond ETF a	December 1, 2022 – January 31, 2023
Franklin Exponential Data ETF a	December 1, 2022 – January 31, 2023

Legend:

a: November 30, 2022 represents the date of our last examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2023, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2023, and for the periods indicated in Attachment A, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date November 27, 2023

/s/CHRISTOPHER KINGS

Christopher Kings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Funds

Templeton Funds

Date November 27, 2023

/s/VIVEK PAI

Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date November 27, 2023

Attachment A

Templeton Global Investment Trust:	Examination Period
Templeton Emerging Markets Small Cap Fund a	December 1, 2022 – January 31, 2023
Templeton Global Balanced Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series EM a	December 1, 2022 – January 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Opportunities Fund a	December 1, 2022 – January 31, 2023
Franklin Natural Resources Fund a	December 1, 2022 – January 31, 2023
Franklin Small Cap Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Small-Mid Cap Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Income Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series E a	December 1, 2022 – January 31, 2023
Franklin Templeton SMACS: Series I a	December 1, 2022 – January 31, 2023
Franklin High Income Trust:
Franklin High Income Fund a	December 1, 2022 – January 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolio a	December 1, 2022 – January 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	December 1, 2022 – January 31, 2023
Franklin International Growth Fund a	December 1, 2022 – January 31, 2023
Franklin U.S. Government Money Fund a	December 1, 2022 – January 31, 2023
Franklin Gold and Precious Metals Fund a	December 1, 2022 – January 31, 2023
Franklin Universal Trust a	December 1, 2022 – January 31, 2023
Templeton China World Fund a	December 1, 2022 – January 31, 2023
Templeton Emerging Markets Fund a	December 1, 2022 – January 31, 2023
Templeton Emerging Markets Income Fund a	December 1, 2022 – January 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	December 1, 2022 – January 31, 2023

Templeton Global Income Fund a	December 1, 2022 – January 31, 2023
Templeton Growth Fund, Inc. b	December 1, 2022 – January 31, 2023
Templeton Income Trust:	December 1, 2022 – January 31, 2023
Templeton Sustainable Emerging Markets Bond Fund a	December 1, 2022 – January 31, 2023
Templeton Global Bond Fund a	December 1, 2022 – January 31, 2023
Templeton Global Total Return Fund a	December 1, 2022 – January 31, 2023
Templeton International Bond Fund a	December 1, 2022 – January 31, 2023
Franklin Custodian Funds:	December 1, 2022 – January 31, 2023
Franklin DynaTech Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Income Fund a	December 1, 2022 – January 31, 2023

Franklin U.S. Government Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Utilities Fund a	December 1, 2022 – January 31, 2023
Franklin Focused Growth Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Mortgage Portfolio a	December 1, 2022 – January 31, 2023
Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Convertible Securities Fund a	December 1, 2022 – January 31, 2023
Franklin Equity Income Fund a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Daily Access Fund a	December 1, 2022 – January 31, 2023
Franklin Low Duration Total Return Fund a	December 1, 2022 – January 31, 2023
Franklin Managed Income Fund a	December 1, 2022 – January 31, 2023
Franklin Total Return Fund a	December 1, 2022 – January 31, 2023
Templeton Developing Markets Trust a	December 1, 2022 – January 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Corefolio Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Emerging Market Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin Global Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin Growth Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin International Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart Retirement Income Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2020 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2025 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2030 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2035 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2040 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2045 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2050 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2055 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin LifeSmart 2060 Retirement Target Fund a	December 1, 2022 – January 31, 2023
Franklin Moderate Allocation Fund a	December 1, 2022 – January 31, 2023
Franklin U.S. Core Equity (IU) Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	December 1, 2022 – January 31, 2023
Franklin DynaTech VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Income VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Rising Dividends VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Small Cap Value VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Small-Mid Cap Growth VIP Fund a	December 1, 2022 – January 31, 2023
Franklin Strategic Income VIP Fund a	December 1, 2022 – January 31, 2023
Franklin VolSmart Allocation VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Developing Markets VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Foreign VIP Fund a	December 1, 2022 – January 31, 2023
Templeton Global Bond VIP Fund a	December 1, 2022 – January 31, 2023

Templeton Dragon Fund, Inc. a	December 1, 2022 – January 31, 2023
Templeton Institutional Funds:
International Equity Series a	December 1, 2022 – January 31, 2023
Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	December 1, 2022 – January 31, 2023
Franklin Floating Rate Master Series a	December 1, 2022 – January 31, 2023
Franklin Limited Duration Income Trust a	December 1, 2022 – January 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Fund a	December 1, 2022 – January 31, 2023
Franklin Templeton ETF Trust:
Franklin LibertyQ Global Equity ETF a	December 1, 2022 – January 31, 2023
Franklin Liberty Ultra Short Bond ETF a	December 1, 2022 – January 31, 2023
Franklin Liberty U.S. Treasury Bond ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE China ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Europe Hedged ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Japan ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE Japan Hedged ETF a	December 1, 2022 – January 31, 2023
Franklin FTSE United Kingdom ETF a	December 1, 2022 – January 31, 2023
Franklin U.S. Core Bond ETF a	December 1, 2022 – January 31, 2023
Franklin Exponential Data ETF b	December 1, 2022 – January 31, 2023

Legend:

a: November 30, 2022 represents the date of our last examination.